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PNC BANK CORP. AND SUBSIDIARIES                                   EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
  TO COMBINED FIXED CHARGES







Year ended December 31
Dollars in thousands                                                     1997          1996         1995         1994         1993
-----------------------------------------------------------------------------------------------------------------------------------

EARNINGS
Income before taxes and cumulative effect of changes in accounting
   principles                                                       $1,618,599    $1,527,551     $627,012   $1,209,916   $1,140,487
Fixed charges excluding interest on deposits                         1,171,648     1,096,893    1,487,279    1,104,573      704,228
                                                                   -----------------------------------------------------------------
   Subtotal                                                          2,790,247     2,624,444    2,114,291    2,314,489    1,844,715
Interest on deposits                                                 1,456,587     1,428,771    1,551,816    1,159,242    1,005,658
                                                                   -----------------------------------------------------------------
   Total                                                            $4,246,834    $4,053,215   $3,666,107   $3,473,731   $2,850,373
                                                                   =================================================================

FIXED CHARGES
Interest on borrowed funds                                          $1,098,365    $1,064,847   $1,455,069   $1,070,565     $676,319
Interest component of rentals                                           29,312        29,839       31,283       32,247       26,491
Amortization of notes and debentures                                       833           816          927        1,761        1,418
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trust                                       43,138         1,391
                                                                   -----------------------------------------------------------------
   Subtotal                                                          1,171,648     1,096,893    1,487,279    1,104,573      704,228
Interest on deposits                                                 1,456,587     1,428,771    1,551,816    1,159,242    1,005,658
                                                                   -----------------------------------------------------------------
   Total                                                            $2,628,235    $2,525,664   $3,039,095   $2,263,815   $1,709,886
                                                                   =================================================================

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                                            2.38x         2.39x        1.42x        2.10x        2.62x
Including interest on deposits                                            1.62          1.60         1.21         1.53         1.67
====================================================================================================================================
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